Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made and entered into as of the 2nd day of June, 2006 (“Effective Date”) which is the same date on which the last party executed this Agreement), by and between Northern Technologies International Company, a Delaware corporation, (“Seller”) and Underground Properties, LLC, a Minnesota limited liability corporation (“Purchaser”).  In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

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Sale and Purchase.  Seller agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions, and provisions herein set forth, the following:

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All of that land in the City of Lino Lakes, County of Anoka, State of Minnesota commonly known as 6680 Hodgson Road and being described on Exhibit “A” attached hereto (the “Land”), together with all improvements thereon including a an approximately 27,400 square foot Building (the “Improvements”).

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All right, title, and interest, if any, of Seller, in and to (i) any land lying in the bed of any street, road, or access way, opened or proposed, in front of, at a side of, or adjoining the Land or the Improvements to the centerline thereof; (ii) all reversions, remainders, appurtenances, licenses, tenements and hereditaments appertaining to, or otherwise benefiting or used in the operation of the Land or the Improvements; and (iii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used on connection with the ownership or operation of the Land or the Improvements (the “Property Rights”);

•	To the extent assignable, guaranties, warranties and other intangible property related to the Land and the Improvements (the “Intangible Property”).

•	To the extent assignable, all licenses, certificates of occupancy and permits related to the Land and the Improvements (the “Permits and Licenses”).

•	All fixtures necessary to operate the Improvements, including, without limitation, the heating, plumbing, sprinkling, electrical, air conditioning and ventilation systems (the “Fixtures”);

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All items of personal property owned by Seller and located on or used in connection with the operation of the Improvements, which is limited to the list of such personal property set forth in Exhibit “B” attached hereto (the “Personal Property”);

•	To the extent assignable, Seller’s interest in all service, supply, and maintenance contracts relating to the Land, Improvements, Fixtures, or Personal Property (the “Contracts”);

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To the extent in Seller’s possession, all records of Seller used or useful in connection with the operation of the Land and Improvements, including all records, real estate taxes and assessments, insurance, maintenance, repairs, capital improvements and services, (the “Records”); and

•	To the extent in Seller’s possession, all plans, specifications and construction contracts prepared in connection with the Improvements and the Fixtures (the “Plans and Construction Contracts”).

The items described in (a) through (i) of this Paragraph 1 are hereinafter collectively referred to as the “Property.”

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Purchase Price; Terms of Payment.  The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is Eight Hundred Seventy Thousand Dollars and No/100 Dollars ($870,000.00).  The Purchase Price, subject to prorations and adjustments as hereinafter set forth, shall be paid by Purchaser at Closing in cash by wire transfer.  The Deposit (as described below) shall be part of said funds and credited against the Purchase Price for the Property.

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Deposit.  To secure the performance of Purchaser of its obligations under this Agreement, Purchaser shall within three (3) business days of the Effective Date deliver to First American Title Insurance Company as agent (the “Escrow Agent”), the sum of Ten Thousand Dollars and No/100 Dollars ($10,000.00) and within three (3) business days  following the last day of the Inspection Period Purchaser will deposit an additional Ten Thousand Dollars and No/100 Dollars ($10,000.00) to Escrow Agent (the “Deposit”) by check, the proceeds of which shall be held as an earnest money deposit.  Escrow Agent shall invest the Deposit in an interest-bearing account approved by Purchaser.  All interest accrued or earned thereon shall be paid to Seller, with credit to Purchaser, at the time the Deposit is released by Escrow Agent at Closing (defined below), if any.  In the event the sale does not close, interest shall be delivered to the party entitled to the Deposit hereunder.

•	Submittals for Approval. Seller agrees, on the Effective Date or within ten (10) days of the Effective Date, to furnish to Purchaser for Purchaser’s review and approval the following items:

•	The Permits and Licenses.

•	The Personal Property.

•	The Contracts.

•	The Records.

•	The Plans and Construction Contracts.

•	The most current real property taxes and assessments statements with respect to the Property.

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Any reports relating to the soil and subsurface conditions of the Property and other environmental reports relating to the Property in the possession of Seller (it being understood that Seller makes no representations or warranties with respect to the accuracy of the materials contained therein and that no permission has been obtained from the preparers of such reports to distribute or rely on the materials contained therein).

•	Any surveys of the Property in the possession of Seller.

•	Any guaranties and warranties with respect to the Property in the possession of Seller.

•	Operating Statements with respect to the operation of the Property for the years 2004, 2005, and 2006 year-to-date.

•	Any engineering reports for the Property in the possession of Seller.

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Title.  Within ten (10) days following the Effective Date, Seller shall obtain, at Seller’s expense, and deliver to Purchaser a title commitment (the “Commitment”) for an ALTA Owner’s Title Insurance Policy (the “Title Policy”) from First American Title Insurance Company (the “Title Company”) in favor of Purchaser in the amount of the Purchase Price and a copy of all documents referenced therein.  Seller shall also obtain, within ten (10) days following the Effective Date, UCC searches as to the Seller from the Minnesota Secretary of State and Anoka County Recorder (UCC Division).  The Commitment shall show Seller to be vested with fee simple title to the Land.  The UCC searches shall reveal no encumbrances with respect to the Fixtures.  The Commitment will also contain proper searches covering bankruptcies, federal and state judgments and liens, federal tax liens and special assessment searches from the municipalities in which the Property is located indicating levied, pending and deferred special assessments.  Any endorsements which Purchaser shall request in connection with such Title Policy shall be obtained at Purchaser’s expense.

Purchaser shall have thirty (30) days from receipt of the Commitment and the UCC searches within which to examine same.  If Purchaser finds title to be unacceptable in Purchaser’s sole discretion, Purchaser shall, no later than the expiration of such thirty (30) day period, notify Seller in writing of the defect(s), provided that if Purchaser fails to give Seller written notice of defect(s) before the expiration of said thirty (30) day period, the matters shown in the Commitment and the UCC searches shall be deemed to be waived as title objections.  If Purchaser has given Seller timely written notice of defect(s), Seller shall use best efforts to cause such defect(s) to be cured within thirty (30) days.  Seller agrees to remove by payment, bonding, or otherwise, any lien or encumbrance in a liquidated amount against the Property which was created by Seller and which is removable by the payment of money or the posting of a bond.  Seller shall not be required to cure any other defect(s) to the extent that the cost of curing such defect(s) exceeds, in the aggregate, Ten Thousand and 00/100 Dollars ($10,000.00).  In the event that Seller is either unable or not required to eliminate such other title defects as of the date of Closing, Purchaser shall have the option of either: (i) closing and accepting the title “as is,” without reduction in the Purchase Price and without claim against Seller therefor; or (ii) canceling this Agreement, in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement.  Any title matters to which Purchaser does not object or which Purchaser elects to take title subject to at Closing shall be defined as “Permitted Exceptions.”

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Survey.  Purchaser shall have the option to obtain, a survey (the “Survey”).  Purchaser shall have thirty (30) days after the Effective Date to obtain and review any such survey.  If the Survey reveals encroachments on the Property, or shows that the Improvements encroach on setback lines, easements, lands of others, or violate any restrictions, covenants, or applicable governmental regulations, or shows other items not acceptable to Purchaser in its sole discretion, the same shall be treated as a title defect pursuant to Paragraph 5 above.  If Purchaser has given Seller timely written notice of defect(s), Seller shall use its best efforts to cause such defect(s) to be cured within thirty (30) days.  Seller shall not be required to cure any defect(s) to the extent that the cost of curing such defect(s) exceeds, in the aggregate, Ten Thousand and 00/100 Dollars ($10,000.00).  In the event that Seller is either unable or not required to eliminate such defect(s) as of the date of Closing, Purchaser shall have the right to close this transaction and accept title “as is” or cancel this Agreement all as provided in Paragraph 5 above in which event Seller shall reimburse Purchaser for cost of such survey, not to exceed $5,000.

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Inspection Period.  Purchaser shall have forty-five (45) days following the Effective Date (the “Inspection Period”), to make such physical, zoning, and other examinations, inspections, and investigations of the Property and of the books, and records, of the Property which Purchaser, in Purchaser’s sole discretion, may determine to make.  Purchaser shall obtain Seller’s prior written consent to any proposed tests of any invasive nature or which could damage the Property.  Purchaser shall bear the cost of all inspections and tests.  Notwithstanding the forgoing, Seller will provide Purchaser at Seller’s cost, a Phase 1 Environmental study and pay the cost of any additional testing indicated by the Phase 1 report within thirty (30) days after Effective Date, not to exceed $5,000.  In the event the Environmental study or additional testing identifies hazardous areas on the Property or associated with the holding tank, Seller agrees to remove, remediate and restore the hazardous area, (Remove Hazardous Materials) at it’s sole cost.  Seller shall not be required to Remove Hazardous Materials to the extent that the cost exceeds Ten Thousand and 00/100 Dollars ($10,000.00).  In the event that Seller elects not to Remove Hazardous Materials prior to July 31, 2006, Purchaser shall have the right to close this transaction and accept Property “as is” or cancel this Agreement in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement and Seller shall reimburse Purchaser for cost of the Survey, not to exceed $5,000. Seller shall have the right to reasonably approve any contractor performing inspections and tests on the Property.  During the Inspection Period, Seller shall (a) make available to Purchaser all documentation and contracts pertaining to the Property in its possession, including, without limitation, costs, and expenses in connection with the ownership and operation of the Property over the prior three (3) years and (b) otherwise cooperate with Purchaser in coordinating the review and inspection of such documentation and contracts as well as the Property by Purchaser and its third-party contractors.

For 30 days after the Effective Date, this Agreement shall be contingent upon the Property and Purchaser qualifying for financing in the amount of $696,000.00 at the financial institution of Purchasers choosing, in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement.

•	Inspection Obligations. Purchaser and its agents and representatives shall:

•	Repair any damage to the Property caused by Purchaser’s testing;

•	Promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property and with Purchaser’s authorization;

•	Not permit any liens to attach to the Property by reason of the exercise of its rights hereunder;

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Indemnify Seller against all claims, demands, losses, costs, damages and expenses including property damage, bodily injury (including death) and reasonable attorneys’ fees arising out of any testing activities conducted by Purchaser or Purchaser’s agents, employees or contractors on the Property; and

•	Not interfere with the business operations of the Seller on the Property.

Purchaser agrees to conduct its inspection during normal business hours following reasonable prior notice to Seller so that entry can be scheduled.  Purchaser further agrees that the Purchaser’s representatives or contractors must be accompanied by a representative of Seller during all entries onto the Property.  The obligation of Purchaser under Paragraph 8(d) above shall survive the date of Closing or the termination of this Agreement.

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Right of Termination.  If Purchaser’s inspection of the Property reflects that the Property is unsuitable under Purchaser’s investment criteria for any reason, Purchaser shall be entitled to terminate this Agreement by delivering a notice of termination to Seller prior to 5:00 p.m. Central Standard Time on the last day of the Inspection Period.  In the event of such termination, the Deposit shall be returned to Purchaser and neither party shall have further rights hereunder except for Purchaser’s indemnity under Paragraph 8(d) above.

•	Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

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Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and authorized to own property and do business in the State of Minnesota.  Seller has full power and authority to enter into this Agreement and to perform all its obligations hereunder.  This Agreement is binding on Seller and enforceable against Seller in accordance with its terms.  No consent of any other person or entity to such execution, delivery, and performance is required.

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Seller represents there are no Contracts or Leases which would affect the Property after Closing other than the Contracts set forth in Exhibit “C” attached hereto.  To Seller’s actual knowledge, all Contracts set forth on Exhibit “C” may be canceled by giving no more than thirty (30) days prior written notice except where specifically noted on Exhibit “C”.

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Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).  At Closing, Seller shall deliver to Purchaser a certificate to such effect.

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To Seller’s actual knowledge, Seller has not received notice of violations from any municipal, county, federal, or state governmental agency or any insurance company or affiliate thereof with regard to violations of any rules, ordinances, orders, requirements, or regulations imposed on or affecting the Property.

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To Seller’s actual knowledge, there is no existing or threatened action, suit, or proceeding before any court, governmental agency, or body, which might result in any condition which would adversely affect the Property or Seller’s ability to perform under this Agreement.  To Seller’s actual knowledge, there are no condemnation or eminent domain proceedings existing or threatened with respect to the Property.

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Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any agreement to which Seller is a party or by which any of its property is bound, or constitute a default thereunder or result in the creation of any lien or encumbrance upon the Property.

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Seller has no actual knowledge that any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyl, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property.

•	Seller has no actual knowledge of any wells on the Property.

All representations and warranties made herein shall be deemed to be reaffirmed at Closing.  Seller agrees to immediately notify Purchaser upon discovery by Seller that any of the above representations and warranties are incomplete or untrue.  All  such representations and warranties shall survive Closing for a period of nine (9) months after Closing and shall not be merged in the execution and delivery of the deed and other documents of conveyance executed hereunder notwithstanding the lack of reference in said deed and documents of conveyance to the representations and warranties described herein and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto.  Seller hereby agrees to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities and costs (including reasonable attorneys’ fees and court costs) asserted against or incurred by the Purchaser by reason of or arising out of the breach of any representation or warranty as set forth herein.  Seller shall furnish a certificate on the date of Closing recertifying as to the accuracy of the representations and warranties contained herein as of the date of Closing.  To the extent that the representations and warranties contained in this Agreement are expressed as being to the Seller’s actual knowledge, said knowledge shall be deemed to be limited to the actual knowledge of Mr. Matthew Wolsfeld.

Upon discovery by Purchaser prior to the Closing date that a representation or warranty is untrue, Purchaser at its option shall have the right, as its only remedy, to:  (i) receive the return of the Deposit, together with all interest earned thereon, whereupon this Agreement shall terminate and the parties shall be released from all further obligations hereunder, or (ii) elect to purchase the Property notwithstanding the existence of such untrue representation or warranty without any adjustment of the Purchase Price.  In the event the Purchaser elects to proceed with the purchase of the Property, it shall take subject to such untrue representation or warranty, and Purchaser shall be deemed to have waived any claim with respect to such untrue representation or warranty.  Upon discovery by Purchaser after the Closing date that a representation or warranty is untrue, when given or updated, Seller hereby agrees to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities and costs (including reasonable attorneys’ fees and court costs) asserted against or incurred by Purchaser by reason of or arising out of the breach of any representation or warranty as set forth herein, provided such indemnification shall only extend to claims made in writing within nine (9) months following the date of Closing and to actual damages and shall not include consequential damages.

•	Purchaser’s Representations. The individuals named as Purchaser each jointly and severally represent and warrant to Seller as follows:

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Purchaser has full power and authority to enter into this Agreement and to perform all its obligations hereunder.  This Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms.  No consent of any other person or entity to such execution, delivery, and performance is required.

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Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or result in a breach of any contract, license, or undertaking to which Purchaser is a party or by which any of its property is bound, or constitute a default thereunder or result in the creation of any lien or encumbrance upon the Property.

The above representations and warranties shall survive Closing for a period of six (6) months after Closing, and shall not be merged in the execution and delivery of the deed and other documents of conveyance executed hereunder notwithstanding the lack of reference in said deed and documents of conveyance to the representations and warranties described herein and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto.

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Future Contracts and Leases; Assignment of Contracts and Leases.  Seller shall provide Purchaser with a copy of any Contract which Seller proposes to hereafter enter into which would affect the Property after Closing.  Upon expiration of the Inspection Period, and provided this Agreement has not been terminated by Purchaser, Seller shall not modify or terminate any existing Contract nor enter into any new Contract without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, no such consent shall be required for extensions or modifications of any of the existing Contracts, and/or the entering into any new Contract, which will terminate prior to Closing.  In any case where the Purchaser’s consent is required hereunder, Purchaser shall be given ten (10) days to review the proposed new Contract, Contract modification or Contract termination.  If Purchaser fails to deliver to Seller Purchaser’s objection in writing to such document within ten (10) days after written request therefore is delivered to Purchaser, Seller may execute the document for which the consent is requested and Purchaser shall be deemed to have approved same.

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Operation and Maintenance of Property.  During the period between the end of the Inspection Period and Closing, Seller shall continue to operate and maintain the Property in a manner consistent with its present practice (as evidenced by Seller’s records over the twelve (12) months preceding the Effective Date of this Agreement).  During this period, Seller shall continue to make necessary repairs to the Property in the ordinary course of business.  The Property shall be in substantially the same condition on the date of conveyance to Purchaser as existed on the Effective Date of this Agreement, reasonable wear and tear, or damage caused by the Purchaser, excepted.  Seller shall not make any structural changes to the Improvements or other changes of a material nature prior to Closing without Purchaser’s consent.

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Structural Changes to Improvements.  Seller shall not make any structural changes to the Improvements or other changes of a material nature prior to Closing without Purchaser’s consent unless such changes are required as a result of an emergency in which Seller is not able to notify Purchaser prior to the necessity of making such changes.  Notice shall be given to Purchaser as soon as reasonably possible in connection with structural changes made as a result of an emergency.

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Insurance.  Seller shall through the Closing date maintain liability, casualty and all other insurance coverage with respect to the Property in the same form and content as it currently carries with respect to the Property in an amount, in case of casualty coverage, not less than the replacement value of the Improvements, Fixtures and Personal Property.

•	Default Provisions.

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In the event of a default by Purchaser under this Agreement resulting from Purchaser’s failure to close in accordance with the terms and provisions of this Agreement, without default on Seller’s part, Seller shall receive the Deposit, together with all interest earned thereon, as Seller’s sole and exclusive remedy and as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder except Purchaser’s obligations under Paragraph 8(d) above.  Purchaser and Seller acknowledge and agree that, in such event, actual damages are difficult or impossible to ascertain and the Deposit, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Seller.

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In the event of a default by Seller under this Agreement, without any defaults of Purchaser, Purchaser at its option shall have the right to:  (i) receive the return of the Deposit together with all interest earned thereon, whereupon this Agreement shall terminate and the parties shall be released from all further obligations hereunder except Purchaser’s obligations under Paragraph 8(d) above, or (ii) bring suit for damages for breach of this Agreement provided such damages shall only extend to actual damages and shall not include consequential damages, and/or (iii) seek specific performance of the Seller’s obligations hereunder.

•	Prorations, Deposits.

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Real estate taxes due and payable in the year of Closing, personal property taxes on those items being conveyed to Purchaser due and payable in the year of Closing, items of income and expense, and all other proratable items shall be prorated as of the date of Closing.  Water, sewer, electricity, fuel, and other utility charges will be apportioned based upon meter readings taken as of the day before the day of Closing, but Purchaser and Seller agree to pay their respective shares of all utility bills received subsequent to Closing, prorated as of the date after Closing.  In the event the real estate taxes due and payable in the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes due and payable in the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known.  At Closing, Seller shall receive a credit for all prepaid charges under the Contracts being assigned and assumed at Closing, together with credit for any deposits thereunder and Purchaser shall receive a prorated credit for any unpaid amounts not yet paid by Seller for periods prior to Closing with respect to said Contracts.  The provisions of this Paragraph shall survive the Closing.

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All other operating costs of the Property properly taking into account those whether or not Seller has actually paid such operating costs will be allocated between the Seller and Purchaser as of the Closing date, so that Seller pays that part of such other operating costs attributable to the period before the Closing date and Purchaser pays that part of such operating cost attributable to the period from and after the Closing date.  In the event certain costs are not determinable on the Closing date, then Seller and Purchaser agree the parties shall in good faith, at the earliest possible opportunity following the Closing date, make final adjustments in the operating costs in accordance with the terms and conditions of the first sentence of this Paragraph.

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Improvement Liens.  Any levied assessments for governmental improvements as of the date of Closing, which are not certified for payment as installments, if any, shall be paid in full by Seller at Closing.

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Closing Costs.  Seller shall pay the cost of the real estate excise tax, documentary stamp taxes or other tax on the deed and all sales tax in connection with the sale.  Purchaser shall pay the costs associated with the recording of the deed.  Seller shall pay the recording costs of any documents necessary to clear title.  Purchaser shall pay for the cost of the Survey of the Property, if any.  Seller shall pay the title examination fees and costs of copies of all title documents necessary for the examination of title and Purchaser shall pay for the Title Policy issued to Purchaser in the amount of the Purchase Price.  Purchaser shall pay for all endorsements thereto requested by Purchaser.  Seller and Purchaser shall each pay one-half of the escrow fees for closing this transaction.  Seller and Purchaser shall each bear its own attorneys’ fees in connection with the preparation of this Agreement and the Closing documents.

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Closing.  Subject to any other provisions of this Agreement for extension, the “Closing” shall be held thirty (30) days after expiration of the Inspection Period at the office of the Escrow Agent, or such other time and place as the parties may agree, but no later than September 11th, 2006.  Possession shall be delivered on the date of Closing.

At Closing, Seller shall execute and/or deliver (as applicable) to Purchaser the following closing documents in a form acceptable to Purchaser:

•	a general warranty deed conveying the Land and Improvements subject only to the Permitted Exceptions;

•	a bill of sale for all Personal Property;

•	an assignment of intangibles (“Assignment of Intangibles”) for all other Property included in this transaction;

•	a “non-foreign” affidavit or certificate pursuant to Internal Revenue Code Section 1445;

•	an Affidavit of Seller (Standard ALTA form) and any other documents required by the Title Company to issue the Title Policy in the form required hereunder;

•	a resolution and such other evidence of authority and good standing with respect to Seller as may be reasonably required by the Title Company and Purchaser;

•	the Title Policy;

•	a certificate, in form satisfactory to Purchaser, as to the continuing validity of the representations and warranties as of the date of Closing as described in Paragraph 10 hereof;

•	a closing statement.

At Closing, Purchaser shall execute and/or deliver (as applicable) to Seller:

•	the balance of the Purchase Price (by wire transfer of immediately available funds in accordance with instructions provided by the Title Company and the Seller);

•	the Assignment and Assumption of Intangibles;

•	a certificate, in form satisfactory to Seller, as to the continuing validity of the representations and warranties as of the date of Closing as described in Paragraph 11 hereof.

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such Affidavit of Purchaser, Certificate of Real Estate Value and such other evidence of authority and good standing with respect to Purchaser as may be reasonably required by the Title Company and Seller; and

•	a closing statement.

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Brokers.  The parties each represent and warrant to the other that no real estate broker(s), salesman (salesmen), or finder(s), except Master Development Services, LLC representing Seller and United Properties Brokerage LLC representing Purchaser (the “Brokers”), are involved in this transaction.  If a claim for commissions in connection with this transaction is made by any broker, salesman, or finder claiming to have dealt through or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, defend, and hold harmless the other party hereunder (“Indemnitee”), and Indemnitee’s officers, directors, agents, and representatives from and against all liabilities, damages, claims, costs, fees, and expenses whatsoever (including reasonable attorneys’ fees and court costs at trial and all appellate levels) with respect to said claim for commissions.  Seller agrees to pay the commission due to the Brokers.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Paragraph shall survive the Closing and any cancellation or termination of this Agreement.

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Notices.  Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

If to the Purchaser, at:	Underground Tools, Inc.
1930 West County Road C
St. Paul, Minnesota 55113
Attn: Mike Burns

with a copy to:	United Properties
3500 West American Blvd., Suite 200
Bloomington, Minnesota 55431
Attn: Bob Revoir
	Telephone:	(952) 893-7586
	Fax:	(952) 893-3613

If to the Seller, at:	Northern Technologies International Corporation
6680 North Highway 49
Lino Lakes, Minnesota 55014
Attention: Matthew Wolsfeld

with a copy to:	Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402
Attn.: Elizabeth Sheehan
	Telephone:	612-607-7000
	Fax:	612-607-7100

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails.

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Risk of Loss.  In the event that either (i) any material portion of the Land or (ii) any portion of the Improvements is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement except for Purchaser’s obligations under Paragraph 8(d) above, or (ii) proceeding with Closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any.

In the event that the Improvements are damaged by fire or other casualty and the cost of repair is $100,000.00 or less, or if this Agreement is not terminated as provided hereinafter, and such damage is not repaired prior to Closing, then Purchaser shall be required to proceed with Closing.  However, at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost of repairing such damage.

If Seller has commenced, but not completed, making repairs prior to Closing, then Purchaser’s credit shall be an amount equal to the cost to complete the repair.  In all events, Seller shall retain the right to receive all insurance proceeds payable as a result of such damage.  If damage exceeds $100,000.00, Purchaser shall have the right to terminate this Agreement and the Deposit shall be returned to Purchaser and neither party shall have further rights hereunder.

•	Miscellaneous.

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This Agreement shall be construed and governed in accordance with the laws of the State of Minnesota.  All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

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In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning which will carry out the intended meaning of this Agreement, and the remainder of this Agreement shall be construed to be in full force and effect.

•	In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.

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In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

•	All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

•	Time shall be of the essence for each and every provision of this Agreement.

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Purchaser, at the option of Purchaser, may waive any right conferred upon the Purchaser by this Agreement.  Except as otherwise provided herein, such waiver may be made by, and only by, giving Seller written notice specifically describing the right waived.

•

This Agreement and the rights hereunder may not be assigned by either party, except Purchaser has the right to assign to an entity owned or controlled by Michael Burns, Jamie Lindahl and Timothy Passon.

•

This Agreement and all the terms, covenants, representations, warranties and provisions hereof shall survive the Closing and shall not be merged into the deed or any of the other documents of conveyance.

•

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no other agreements, representations, or warranties other than as set forth herein.

•	This Agreement may not be changed, altered, or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

•	This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

•	This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

•	The “Effective Date” shall be the date that the last party executes this Agreement.

(o)

The obligations and agreements herein shall be joint and several obligations and agreements of each and every individual named as Purchaser hereunder and shall be fully binding upon and enforceable against each and every individual named as Purchaser.  Seller shall not be required to resort to enforcement against all individuals named as Purchaser and the failure to proceed against or join any one individual named as Purchaser shall not affect the liability of the other individuals. Any notice, payment or consent by Seller properly given pursuant to the terms of this Agreement to any one named individual Purchaser shall be deemed to be proper notice, payment or consent to Purchaser pursuant to the terms of this Agreement.

•	Notice to Utilities. Seller shall notify all utility companies of this sale and shall arrange for change-over of responsibility for utilities as of Closing.

•

1031 Exchange.  Purchaser and Seller agree that, at Seller’s election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations thereunder.  Buyer shall reasonably cooperate, provided any such exchange is consummated pursuant to a commercially reasonable agreement which shall be executed and delivered on or before the Closing date.  Seller shall in all events be responsible for all costs and expenses related to the Section 1031 exchange.

•	Acceptance. If this Agreement is not accepted by Seller and a fully executed original copy delivered to Purchaser on or before June 7th, 2006, this Agreement shall terminate.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the Effective Date.

Dated:______________, 2006
Signed in the presence of:	PURCHASER:

Underground Properties, LLC, a Minnesota
limited liability corporation

By:
Name:
Title:
(as to Purchaser)

Dated:______________, 2006
SELLER:

Northern Technologies International
Corporation,
a Delaware corporation

By:
Name:
Title:
(as to Seller)

EXHIBIT A

LEGAL DESCRIPTION

PID # 30-31-22-24-2002

Anoka County

UNPLATTED VILLAGE OF LINO LAKES TH PT OF GOV LOT 2 AND GOV LOT 4 SEC 30-31-22 ANOKA CNTY MN DESC AS FOLS-COM AT THE NW COR OF SD GOV LOT 2-TH N 90 DEG E ALONG THE N LINE OF LOT 2 A DIST OF 817.09 FT-TH S 44 DEG 17 MINE A DIST OF 677.23 FT TO THE PT OF BEG OF PROPERTY HEREIN TO BE DESC-TH N 44 DEG 17 MIN W A DIST OF 677.23 FT-TH N 90 DEG E A DIST OF 505.11 FT TO THE NE COR OF SD LOT 2-THN 47 DEG E TO THE SHORE OF RICE LAKE-TH SELY ALONG THE SHORE OF RICE LAKE TO A POINT N 45 DEG 43 MIN E OF THE PT OF BEG-TH S 45 DEG 43 MINW TO THE PT OF BEG-(SUBJ TO ST HWY NUMBER 49 AND CONTAINING 4.3 ACRES MORE OR LESS.)

EXHIBIT “B”
PERSONAL PROPERTY

NONE

EXHIBIT “C”
CONTRACTS

None